Exhibit 99.1

Investor/Media Contact:

Mark Francois

Senior Director, Investor Relations

Alphatec Spine, Inc.

(760) 494-6610

mfrancois@AlphatecSpine.com

ALPHATEC SPINE ANNOUNCES SECOND QUARTER 2012

FINANCIAL RESULTS

CARLSBAD, CA, August 7, 2012 – Alphatec Holdings, Inc. (Nasdaq: ATEC), the parent company of Alphatec Spine, Inc., announced today financial results for the second quarter of fiscal 2012, ended June 30, 2012

“I am pleased to complete my first quarter as Alphatec’s CEO. My prior leadership experiences have all been focused on generating high margins through operational excellence and scaling revenues through acquisitions, technology and effective global sales organizations. In the past three months, we have built a foundation to continuously improve margins and strengthen future revenue growth” said Les Cross, Chairman and Chief Executive Officer of Alphatec Spine.

“I expect the Company will achieve measurable progress each quarter with our initiatives to improve margin structure, generate a continuous flow of new products, enhance the productivity of our global sales organization and scale our business through acquisitions of companies and key products. In this light, our second quarter was a success. That being said, I do not expect the Company to transform itself in a single quarter.

“I am pleased to announce that in Q2, we acquired exclusive U.S. distribution rights to sell under our own private label a patent-protected, FDA-cleared synthetic biologic product for use in posterolateral spine fusion. This synthetic biologic has demonstrated success through clinical studies and actual results. We believe this product addition positions Alphatec’s Biologics portfolio as one of the most comprehensive in the industry.

“Additionally, we have signed a letter of intent to acquire the assets of a small spinal implant company. We hope to close the transaction in a month or so after the definitive documents have been executed and due diligence has been completed. We expect the transaction to be accretive to Alphatec in 2013. We will provide additional details on the transaction once, and if it is completed.

“To further accelerate revenue growth, we made headway with our global distribution strategy. Late in the second quarter, we signed several new U.S. distributor agreements that should benefit domestic sales with a ramp that begins modestly in the third quarter this year. International sales should also benefit from the addition of new distributors in Austria, Switzerland and certain eastern European countries. Unfortunately, these gains continue to be offset by weakness in other geographies.

“Last on revenue growth, in Q2 we refinanced our credit facility, providing us with greater borrowing power at a lower cost. It also provided us with additional cash. Combined with the unused $25 million equity line of credit that we put in place last quarter, the Company has the financial flexibility to increase our investment into new instrument sets for both Trestle Luxe and Illico to address growing worldwide demand for these products, as well as be opportunistic with acquisitions.

-more-

“On the operational side of our business, we made significant progress in Q2 to drive lean practices throughout our U.S. supply chain and in doing so achieved our $2 million annualized savings goal that we set earlier this year. We have completed the manufacturing validation for Trestle Luxe®, our new anterior cervical plate. We are now internally manufacturing a portion of the plates we are selling and Trestle Luxe continues to perform well in the market. Our operations team has begun the next phase of our cost savings initiatives that should drive additional margin improvement later this year.

“I am pleased to announce, through a separate press release, the appointment of Luke Faulstick to our Board of Directors, adding considerable depth to our operational talent. Luke is a recognized leader in transforming businesses into global, scalable and customer-focused lean-enterprises and I have had the pleasure of working alongside of him for 10 years while we were both growing DJO Global’s business.

“To reinvigorate the flow of new products developed and commercialized by Alphatec Spine, we have reorganized the product development process to resource those critical few projects that we believe represent the best potential revenue contributions this year. This includes the partial redesign of the Alphatec Solus system that we have now completed. We expect to file for market clearance for the redesigned system before the end of this year and, depending on the timing of the agency’s review, we hope to re-launch the Alphatec Solus system in the U.S. in the first half of next year. We expect to launch the product in international markets in the fourth quarter of this year.

“Additionally, we received conditional approval from the FDA to begin OsseoFix’s multi-center, pivotal IDE study of 400 patients at 25 clinical sites. OsseoFix is an innovative treatment for vertebral compression fractures, a common injury afflicting approximately 700,000 osteoporotic and aging spine patients annually in the U.S.

Mr. Cross continued his discussion by saying, “Now I would like to provide an update on the leadership transition we announced several months back. Dirk Kuyper and I have mutually agreed that Dirk will leave the Company and step down from the board of directors, effective today. I personally want to thank Dirk for his commitment to Alphatec Spine’s growth over the past five-plus years, and recently, for helping us to manage through the leadership transition.

“In light of the news, I will assume responsibility for Alphatec’s commercial operations in the U.S. and Japan and our global marketing efforts. Pat Ryan will assume responsibility for our international sales, and as such, will add the title of “President, International” to his position as Alphatec’s Chief Operating Officer. Pat will have responsibility for EMEA, Latin America and Asia Pacific, excluding Japan, in addition to his responsibilities for research and development and global operations. To help ensure a smooth and effective transition, Dirk will remain as a consultant to the Company for a period of time.

“While we acknowledge the market’s headwinds and the continued challenge to our business, we are pleased that we are making good progress on a number of fronts. While we are generating tangible improvements to our margin structure through our ongoing operational initiatives, our revenue growth does not yet reflect the investments we are making, but we believe we will see this in the second half of 2012.”

Second Quarter 2012 Operating Highlights

•	Achieved record sales for new anterior cervical plate, Trestle Luxe® and Biologics business

•	Gross profit margin for Q2 2012 improved 390 basis points compared to Q2 2011

•	Gross profit margin for 1H 2012 improved by 260 basis points over 1H 2011

•	Operating expenses for 1H 2012 were $1.6 million lower than 1H 2011

-more-

•	Adjusted EBITDA for 1H 2012 improved by over $1.8 million compared to 1H 2011

•	Generated $2.4 million in operating cash

Second Quarter 2012 Financial Results

Consolidated net revenues for the second quarter of 2012 were $48.2 million, down approximately 5.2 percent compared to $50.9 million reported for the second quarter of 2011. On the basis of constant currency, net revenues in the second quarter of 2012 were lower by approximately 3.6 percent compared to the second quarter of 2011.

U.S. net revenues for the second quarter of 2012 were $32.9 million, compared to $34.5 million reported for the second quarter of 2011 and $32.6 million reported for the first quarter of 2012. U.S. net revenues were driven by strong sales of the Company’s new anterior cervical plate, Trestle Luxe and Biologics products.

International net revenues for the second quarter of 2012 were $15.3 million. On the basis of constant currency, International net revenues for the second quarter of 2012 were lower by 1 percent compared to $16.3 million reported in the second quarter of 2011.

Gross profit and gross profit margin for the second quarter of 2012 were $30.2 million and 62.6 percent, respectively, compared to $29.9 million and 58.7 percent, respectively, for the second quarter of 2011. Gross profit in the second quarter of 2012 was reduced by $1.0 million for the amortization of a licensed intangible asset as part of the Cross Medical settlement described below. Excluding this amount, gross profit and gross profit margin would have been $31.2 million and 64.8 percent, respectively. Included in the second quarter 2012 gross profit margin is a provision for the write-off of certain Alphatec Solus inventory associated with the partial redesign of the product, as well as inventory costs associated with the Company’s ongoing international product rationalization program. These costs represent approximately $1 million, or 200 basis points of margin.

As previously reported in January 2012, the Company announced that it had reached a global settlement agreement with Cross Medical Products regarding a license agreement dispute initiated by Cross Medical and a patent infringement suit initiated by the Company. As part of the settlement, the Company agreed to pay Cross Medical $18 million. An initial payment of $5 million dollars was made in January 2012 and the Company will make thirteen payments of $1 million per quarter thereafter, starting August 1, 2012. The Company expensed $9.8 million in the fourth quarter of 2011, which was charged to operating expenses as a legal settlement adjustment. With respect to the remaining $8.2 million, $8.0 million will be recorded as a licensed intangible asset to be amortized over the second quarter of 2012 and the subsequent five quarters in 2012 and 2013, plus imputed interest of $0.2 million.

Total operating expenses for the second quarter of 2012 were $33.9 million, or 70.4 percent of revenues, reflecting an increase of $0.8 million, compared to the second quarter of 2011. The increase was primarily attributable to an increase in legal costs.

GAAP Net loss for the second quarter of 2012 was $6.4 million, or ($0.07) per share (basic and diluted), compared to a net loss of $3.0 million, or ($0.03) per share (basic and diluted) for the second quarter of 2011. Net loss for the second quarter of 2012 included $2.9 million, or ($0.03) per share, related to the refinancing of the Company’s credit facility, of which $2.3 million is related to an early termination fee and $0.6 million is related to the write-off of unamortized debt issuance costs.

-more-

Adjusted EBITDA in the second quarter of 2012 was $2.7 million, or 5.7 percent of revenues, compared to $2.7 million, or 5.4 percent of revenues reported for the second quarter of 2011. Adjusted EBITDA represents net income or loss excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation, and other non-recurring items, such as restructuring expenses, IPR&D and transaction related expenses. The reduction in adjusted EBITDA verses consensus expectations is primarily a consequence of the sales performance of the Company.

Cash and cash equivalents were $22.0 million at June 30, 2012, a $1.3 million increase from the $20.7 million reported at December 31, 2011.

2012 Financial Guidance

Financial guidance for the remainder of 2012 is as follows: For full year 2012 annual revenue guidance will be in the range of $196 million to $204 million, or minus 1% to plus 3% growth over 2011. Adjusted EBITDA guidance will be in the range of $20 million to $24 million (or 10% to 12% of sales).

Conference Call Information

Alphatec Spine has scheduled a conference call to discuss its financial results beginning today, August 7, 2012, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing (877) 556-5251 for domestic callers and (720) 545-0036 for international callers. A live webcast of the conference call will be available online from the investor relations section of the Alphatec Spine website at www.AlphatecSpine.com. The webcast will be recorded and will remain available on the investor relations section of Alphatec Spine’s website for at least 30 days.

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq: ATEC). Alphatec Spine is a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, primarily focused on the aging spine. The Company’s mission is to combine world-class customer service with innovative, surgeon-driven products that will help improve the aging patient’s quality of life. The Company is poised to achieve its goal through new solutions for patients with osteoporosis, stenosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its U.S. operations, the Company also markets its products in over 50 international markets through its affiliate, Scient’x S.A.S., via a direct sales force in France, Italy and the United Kingdom and via independent distributors in the rest of Europe, the Middle East and Africa. In Latin America, the Company conducts its business through its subsidiary, Cibramed Produtos Medicos. In Japan, the Company markets its products through its subsidiary, Alphatec Pacific, Inc. In the rest of Asia and Australia, the Company sells its and Scient’x’s products through its and Scient’x’s distributors.

Non-GAAP Information

Non-GAAP earnings and earnings per share included in this press release are non-GAAP (generally accepted accounting principles) financial measures that represents net income (loss) excluding the effects of amortization and other non-recurring or expense items, such as loss on extinguishment of debt, restructuring expenses and transaction-related expenses. Management does not consider these expenses when it makes certain evaluations of the operations of the Company. Non-GAAP earnings and earnings per share, as defined above, may not be similar to non-GAAP earnings measures used by other companies and is not a measurement under GAAP. Adjusted EBITDA included in this press release is a non-GAAP financial

-more-

measure that represents net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation expenses, and other non-recurring income or expense items, such as in-process research and development expense and transaction-related expenses. Adjusted EBITDA, as defined above, may not be similar to adjusted EBITDA measures used by other companies and is not a measurement under GAAP. Though management finds non-GAAP-based earnings or loss and EBITDA useful for evaluating aspects of the Company’s business, its reliance on these measures is limited because excluded items often have a material effect on the Company’s earnings and earnings per common share calculated in accordance with GAAP. Therefore, management uses non-GAAP adjusted EBITDA in conjunction with GAAP earnings and earnings per common share measures. The Company believes that non-GAAP adjusted EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of continuing operating performance, and a base-line for assessing the future earnings potential of the Company. While the GAAP results are more complete, the Company prefers to allow investors to have supplemental metrics since, with reconciliation to GAAP, they may provide greater insight into the Company’s financial results.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Alphatec Spine cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Forward looking statements include references to Alphatec Spine’s 2012 revenue, adjusted EBITDA, free cash flow and earnings projections; the success of initiatives to drive global sales growth and increase margins, new product development and market success of those products; and reductions in the Company’s manufacturing costs and operating expenses. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to; the uncertainty of success in developing new products or products currently in Alphatec Spine’s pipeline; failure to achieve acceptance of Alphatec Spine’s products by the surgeon community, including Trestle Luxe, Alphatec Solus, the new Biologics synthetic product and Illico; failure to successfully implement streamlining activities to create anticipated savings; failure to successfully begin in-house manufacturing of certain products; failure to obtain FDA clearance or approval for new products, including OsseoFix and Alphatec Solus, or unexpected or prolonged delays in the process; Alphatec Spine’s ability to develop and expand its U.S. and/or global revenues; continuation of favorable third party payor reimbursement for procedures performed using Alphatec Spine’s products; unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec Spine’s ability to successfully control its costs or achieve profitability; uncertainty of additional funding; Alphatec Spine’s ability to compete with other competing products and with emerging new technologies; product liability exposure; failure to meet all financial obligations in the Cross Medical Settlement or its credit agreement; patent infringement claims and claims related to Alphatec Spine’s intellectual property. Please refer to the risks detailed from time to time in Alphatec Spine’s SEC reports, including its Annual Report Form 10-K for the year ended December 31, 2011, filed on March 5, 2012 with the Securities and Exchange Commission, as well as other filings on Form 10-Q and periodic filings on Form 8-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

-tables to follow-

ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands—unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$22,023	$20,666
Accounts receivable, net	38,800	41,711
Inventories, net	47,412	45,916
Prepaid expenses and other current assets	6,020	6,888
Deferred income tax assets	1,105	1,248

Total current assets	115,360	116,429
Property and equipment, net	31,516	31,476
Goodwill	165,144	168,609
Intangibles, net	42,215	47,144
Other assets	2,818	3,034

Total assets	$357,053	$366,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,956	$17,390
Accrued expenses	32,782	32,583
Deferred revenue	2,651	2,768
Current portion of long-term debt	766	4,396

Total current liabilities	50,155	57,137
Total long term liabilities	48,595	40,624
Redeemable preferred stock	23,603	23,603
Stockholders' equity	234,700	245,328

Total liabilities and stockholders' equity	$357,053	$366,692

-more-

ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts—unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$48,235	$50,862	$96,696	$100,582
Cost of revenues	17,666	20,585	33,929	37,958
Amortization of acquired intangible assets	373	416	752	812

Total cost of revenues	18,039	21,001	34,681	38,770

Gross profit	30,196	29,861	62,015	61,812
Operating expenses:
Research and development	3,777	4,382	7,787	9,795
Sales and marketing	19,529	19,291	38,065	37,920
General and administrative	10,132	8,938	18,957	18,080
Amortization of acquired intangible assets	509	554	1,083	1,084
Restructuring expenses	—	—	—	599

Total operating expenses	33,947	33,165	65,892	67,478

Operating loss	(3,751)	(3,304)	(3,877)	(5,666)
Interest and other income (expense), net	(3,551)	(502)	(4,479)	(756)

Loss from continuing operations before taxes	(7,302)	(3,806)	(8,356)	(6,422)
Income tax benefit	(928)	(762)	(721)	(1,511)

Net loss	$(6,374)	$(3,044)	$(7,635)	$(4,911)

Net loss per common share:
Basic and diluted net loss per share	$(0.07)	$(0.03)	$(0.09)	$(0.06)

Weighted-average shares - basic and diluted	89,218	88,740	89,078	88,720

-more-

ALPHATEC HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts—unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating loss, as reported	$(3,751)	$(3,304)	$(3,877)	$(5,666)
Add back:
Depreciation	3,539	3,662	6,995	7,434
Amortization of intangible assets	1,399	347	2,793	652
Amortization of acquired intangible assets	882	970	1,835	1,896

Total EBITDA	2,069	1,675	7,746	4,316
Add back significant items:
Stock-based compensation	663	734	1,210	1,448
Acquisition-related inventory step-up	—	321	—	751
Restructuring expenses	—	—	—	599

EBITDA, as adjusted for significant items	$2,732	$2,730	$8,956	$7,114

Net loss, as reported	$(6,374)	$(3,044)	$(7,635)	$(4,911)
Add back:
Acquisition-related inventory step-up	—	321	—	751
Amortization of acquired intangible assets	882	970	1,835	1,896
Amortization of intangible assets	1,399	347	2,793	652
Loss on extinguishment of debt	2,911	—	2,911	—
Restructuring expenses	—	—	—	599

Net loss, as adjusted for significant items	$(1,182)	$(1,406)	$(96)	$(1,013)

Net loss per common share - basic and diluted	$(0.07)	$(0.03)	$(0.09)	$(0.06)
Add back:
Acquisition-related inventory step-up	—	0.00	—	0.01
Amortization of acquired intangible assets	0.01	0.01	0.02	0.02
Amortization of intangible assets	0.02	0.00	0.03	0.01
Loss on extinguishment of debt	0.03	—	0.04	—
Restructuring expenses	—	—	—	0.01

Net loss per common share - basic and diluted, as adjusted for significant items	$(0.01)	$(0.02)	$(0.00)	$(0.01)

Weighted-average shares - basic and diluted	89,218	88,740	89,078	88,720

-more-

ALPHATEC HOLDINGS, INC.

RECONCILIATION OF GEOGRAPHIC SEGMENT REVENUES AND GROSS PROFIT

(in thousands, except percentages—unaudited)

	Three Months Ended June 30,			Impact from Foreign
	2012	2011	% Change	Currency
Revenues by geographic segment
U.S.	$32,888	$34,539	-4.8%	0.0%
International	15,347	16,323	-6.0%	-1.1%

Total revenues	$48,235	$50,862	-5.2%	-3.6%

Gross profit by geographic segment
U.S.	$22,577	$21,715
International	7,619	8,146

Total gross profit	$30,196	$29,861

Gross profit margin by geographic segment
U.S.	68.6%	62.9%
International	49.6%	49.9%

Total gross profit margin	62.6%	58.7%

	Six Months Ended June 30,			Impact from Foreign
	2012	2011	% Change	Currency
Revenues by geographic segment
U.S.	$65,449	$68,399	-4.3%	0.0%
International	31,247	32,183	-2.9%	-2.7%

Total revenues	$96,696	$100,582	-3.9%	-0.9%

Gross profit by geographic segment
U.S.	$45,424	$46,136
International	16,591	15,676

Total gross profit	$62,015	$61,812

Gross profit margin by geographic segment
U.S.	69.4%	67.5%
International	53.1%	48.7%

Total gross profit margin	64.1%	61.5%

Footnotes:

1)	The impact from foreign currency represents the percentage change in 2012 revenues due to the change in foreign exchange rates for the periods presented.

###